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                                                                EXHIBIT 99.a-1


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              CERTIFICATE OF TRUST
                                       OF
                                 AB FUNDS TRUST



The undersigned certifies that:

1.    The name of the business trust is AB Funds Trust (the "Business Trust").

2. The amendment to the Certificate of Trust of the Business Trust set forth below (the "Amendment") has been duly authorized by the Board of Trustees of the Business Trust.

        The first Article of the Certificate of Trust is hereby amended to read as follows:

        "FIRST: The name of the business trust is Choice Funds."

3. Pursuant to section 3810(b) of the Delaware Business Trust Act, Del. Code Ann. Title 12, Sec. 3801-3819 (the "Act"), this Certificate of Amendment to the Certificate of Trust of the Business Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

4. The Amendment is made pursuant to the authority granted to the Trustees of the Business Trust under Section 3810(b) of the Act and pursuant to the authority set forth in the governing instrument of the Business Trust.



        IN WITNESS WHEREOF, the undersigned, being a Trustee of the Business Trust, has duly executed this Certificate of Amendment this 30th day of August, 1999.




                                                 s/ Lesli Hosford McLinden
                                                 -------------------------
                                          Name:  Lesli Hosford McLinden, Trustee